Exhibit 107

CALCULATION OF REGISTRATION FEES PURSUANT TO RULE 457(U)

1.	Name and address of issuer:

ProShares Trust II, on behalf of

ProShares VIX Short-Term Futures ETF (VIXY)

ProShares Ultra VIX Short-Term Futures ETF (UVXY)

ProShares Short VIX Short-Term Futures ETF (SVXY)

7272 Wisconsin Avenue, 21st Floor

Bethesda, MD 20814-4802

2.	The name of securities: Common Units of Beneficial Interest
3.	Securities Act File Number: 333-262729
4.	Last day of fiscal year for which this prospectus is filed: December 31, 2022*

  *   Aggregate purchase and redemption prices set forth herein reflect the period between February 23, 2022 (the first day that the Trust’s series covered by this 424I filing began selling Common Units of Beneficial Interest on its current registration statement), and December 31, 2022 (the Trust’s fiscal year end).

5.	Calculation of registration fee:

	(i)	Aggregate sale price of securities sold during the fiscal year pursuant to Rule 456(d):					$3,785,732,978

	(ii)	Aggregate price of securities redeemed or repurchased during the fiscal year:		$3,699,588,202

	(iii)	Aggregate price of securities redeemed or repurchased during any prior fiscal year ending no earlier than February 23, 2022, that were not previously used to reduce registration fees payable to the Commission:	$

	(iv)	Total available redemption credits [add Items 5(ii) and 5(iii)]:					$3,699,588,202

	(v)	Net sales – if Item 5(i) is greater than Item 5(iv) [subtract Item 5(iv) from Item 5(i)]:					$86,144,776

	(vi)	Redemption credits available for use in future years — if Item 5(i) is less than Item 5(iv) [subtract Item 5(iv) from Item 5(i)]:

	(vii)	Multiplier for determining registration fee:			×		x.00011020

	(viii)	Registration fee due [multiply Item 5(v) by Item 5(vii)]:					$9,493.15

6.	Credit for Previously Paid Registration Fees

(i) Pursuant to Rule 457(p) under the Securities Act, when registration fees become due under Rule 456(d), the registration fee for the Common Units of Beneficial Interest will be partially offset by the registration fee associated with unsold securities registered pursuant to that certain registration statement on Form S-3 (File No. 333-259576) initially filed by ProShares Trust II, on behalf of the Trust’s series covered by this 424I filing, on September 15, 2021 (the “Prior S-3 Registration Statement”). As a result, the following amount will be applied to partially offset filing fees due under Rule 456(d) with regard to the Trust’s series covered by this 424I filing as they become due:

				$767,738

	(ii) Previously paid registration fee credits available for use in future years – if Item 6(i) is greater than Item 5(viii) [subtract 5(viii) from 6(i)]:			$758,245

In addition to the amount reported on line 6(ii) above, ProShares Trust II (the “Trust”) has a general credit of $309,899.34, $308,270.16 of which represents the return of money to the Trust’s account at the Securities and Exchange Commission (the “SEC”) by the SEC in August 2022. This general credit will be used by the Trust in the future to partially offset filing fees due under Rule 456(d) with regard to any of the Trust’s series as they become due.

7.	Interest due pursuant to Rule 456(d)(5) – if this supplement is being filed more than 90 days after the end of the issuer’s fiscal year:				+	$

8.	Total of the amount of the registration fee due plus any interest due:				=	$